KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
TimberWest Forest Corp.
We consent to the use of our report dated January 25, 2008, except for note 4 which is as of February 6, 2008, with respect to the consolidated balance sheets of TimberWest Forest Corp. (the “Company”) as at December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), retained earnings and cash flows for each of the years in the two-year period ended December 31, 2007, incorporated herein by reference in the Registration Statement on Form F-7.
Chartered Accountants
Vancouver, Canada
February 10, 2009
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.